Exhibit 9.17

SEPERATION AGREEMENT

THIS AGREEMENT AND RELEASE is executed by Brian Kennedy (the “Director”) releasing all claims against Paradigm Oil and Gas Inc., a Nevada corporation (together with its successors and assigns, the “Company”), and certain affiliated parties (the “Parties”) and those Parties releasing all claims against the Director. This agreement shall be deemed a mutual release on behalf of both parties.

WHEREAS, the Director and the Company have have had a working relationship in which both parties want to terminate (the “Services Agreement”);

WHEREAS, the Director  wishes to terminate his relationship with the Company in order to pursue other interests and both parties wish to settle all matters.

NOW, THEREFORE, in consideration of as defined belowfrom the Company of this Agreement and Release and other good and valuable consideration, the Director and Parties agrees as follows:

1.Release. The Director and Parties mutually release, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns, hereby releases and forever discharges the Company, Director and Parties and all of its current and former subsidiaries, joint venturers, affiliates and Director benefit plans, and all of their respective directors, officers, trustees, employees, successors and assigns (collectively, the “Released Parties”), from any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature, in law or equity or otherwise, whether known or unknown, suspected or unsuspected, from the beginning of time to the date the Director executes this Agreement and Release, arising out of, or relating to, the Director’s engagement with the Company or any affiliate, or the termination thereof, including, but not limited to, claims under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act (OWBPA) or any state counterpart, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, all as amended, all claims of discrimination, retaliation or harassment under any applicable state law or any local, state or federal law or regulation governing discrimination in employment; all claims under state contract or tort law such as wrongful termination, assault, invasion of privacy, breach of the implied covenant of good faith and fair dealing, defamation or negligent or intentional infliction of emotional distress and all claims for attorneys’ fees.

Anything to the contrary notwithstanding in this Separation Agreement or the Services Agreement, nothing herein shall release any Released Party from any claims or damages based on (i) any right or claim that arises after the date of this Separation Agreement, (ii) any right the Director or Parties may have to enforce.

2.Obligation of the Company.

The Company’s obligations are specifically limited to; if at any time during the next 36 months and 1 day following the execution of this document the company reverses splits it the company's common stock the Director shall have the right to purchase up to 2% of the outstanding shares post reverse at a strike price of .0001 within 5 business days of the reverse split going effective.  The Director is currently owed $70,000 and the company is exchanging the debt outstanding to the Director for his right to purchase the 2%  outstanding if any reverse split take place within the time period defined above and the $70,000 will be applied against the purchase price of the those shares. Failure to provide notice of the intent to purchase the shares within 5 business days of the reverse with constitute an immediate terminate of this right.

3.Obligiaton of The Director.

The Director acknowledges that the Company still need to file the SEC reporting requirements of the annual 10K for 2011 and 10Q for the first quarter of 2012. The Director will provide all necessary assistance to complete these reports..

(a) The Director agrees to maintain in confidence all “Confidential Information” (as defined herein) as may be or may have been disclosed by Company, whether disclosed by any means, including, without limitation, Confidential Information transmitted in oral, written, graphic, or any electronic form. The Director shall not use, disseminate, or commercially exploit in any manner any Confidential Information without prior written consent of Company. In the event the Director receives such consent, the Director shall only use the Confidential Information as to which Company has given consent and shall only use the Confidential Information in the manner consented and for the purpose consented. "Confidential Information" shall be defined as any nonpublic information disclosed by the Company to the Director and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments. (b) Without the prior written consent of the Company, the Director and Parties shall not (a) make any news release, public announcement, denial or confirmation of this Agreement, its subject matter, the term, nature, or content of his employment or relationship with the Company; (b) make any disparaging remarks relating to this Agreement, its subject matter, the term, nature, or content of his engagement or relationship with the Company; or (c) advertise or publish any facts relating to this Agreement, its subject matter, the term, nature, or content of his engagement or relationship with the Company, unless otherwise required to do so by law. This provision shall remain in effect for the maximum period allowable by law.

4. The Director acknowledges that he has been provided a period of time in which to consider and execute this Separation Agreement. The Director further acknowledges and understands that he has seven (7) calendar days from the date on which he executes this Separation Agreement to revoke his acceptance of this Separation Agreement by delivering to the Company written notification of his intention to revoke this Separation agreement in accordance with the notice provision in the Director Agreement. If the Director so revokes his agreement to this Separation Agreement she shall not be entitled to the payments, benefits and other entitlements that are conditioned on her executing this Separation Agreement. This Separation Agreement becomes effective when signed by the Director unless revoked in writing in accordance with this seven-day provision. To the extent that the Director has not otherwise done so, the Director is advised to consult with an attorney prior to executing this Separation Agreement.

5. The Director and Parties expressly acknowledges and agrees that this Agreement and Release fully and finally releases and fully resolves any and all disputes between him and any Released Party with respect to the claims released herein, including those that are unknown, unanticipated or unsuspected or which may hereafter arise as a result of the discovery of new or additional facts.

6. All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

7.  Both Parties agree that for a period of Thirty Six Months and One Day after the execution of this document, both parties will not directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way any remark, comment of any kind that might be reasonably be construed to be derogatory or critical toward the other party that would affect either parties reputation or other business opportunities.

IN WITNESS WHEREOF, the Director has executed this Separation Agreement as of the date written below.

Paradigm Oil and Gas, Inc.

By:  Todd Violette

Name:    /s/ Todd Violette

Title:     CEO

By:   /s/ Brian Kennedy

Director: Brian Kennedy

Date:              June 11, 2012